As filed with the Securities and Exchange Commission on May 20, 2014

Securities Act File No. 333-185238

Investment Company Act File No. 811-22743

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(CHECK APPROPRIATE BOX OR BOXES)

Information Statement Pursuant To Section 14(c) Of The

Securities Exchange Act Of 1934

Check the appropriate box:

☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Information Statement

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

(Exact name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total Fee Paid:

☐		Fee paid previously with preliminary materials.

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BLACKSTONE ALTERNATIVE MULTI-MANAGER FUND

345 Park Avenue, New York, NY 10154

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

[date]

As a shareholder of Blackstone Alternative Multi-Manager Fund (the “Fund”), a series of Blackstone Alternative Investment Funds (the “Trust”), you are receiving this Notice regarding the internet availability of an Information Statement relating to the selection and approval of certain sub-advisers for the Fund. This Notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and to review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only. You do not need to take any action in connection with the selection and approval of the sub-advisers.

Summary of Information Statement

The Information Statement describes how Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund’s investment adviser, seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. At BAIA’s recommendation, the Fund’s Board of Trustees (the “Board”) has recently approved AlphaParity, LLC (“AlphaParity”), Union Point Advisors, LLC (“Union Point”), GS Investment Strategies, LLC (“GSIS”), and EMSO Partners Limited (“EMSO”) as sub-advisers to the Fund. The Information Statement provides information about these sub-advisers.

BAIA, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission on April 2, 2013, may enter into and amend materially sub-advisory agreements without seeking the approval of Fund shareholders, so long as certain conditions are satisfied. BAIA’s retention of AlphaParity, Union Point, GSIS, and EMSO does not require shareholder approval. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

By sending you this Notice, the Fund is notifying you that that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at (http://www.blackstone.com/blackstone-alternative-multi-manager-fund). The Information Statement will be available on the website for at least 90 days after the date of this Notice and the Information Statement. If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you for requesting a copy. You may request a paper copy or PDF via email of the Information Statement by writing the Fund, c/o Blackstone Alternative Multi-Manager Fund, 345 Park Avenue, New York, NY 10154, or by calling (toll-free) 1-855-890-7725, by June 30, 2014. If you do not request a paper copy or PDF via email by that date, you will not otherwise receive a paper or email copy. You can obtain a free copy of the annual and semi-annual reports of the Fund, when available, by writing or contacting the Fund at the address or number above or visiting the Fund’s website.

Please note: Only one Notice is being delivered to multiple shareholders who share an address unless the Fund has received contrary instructions from one or more of the shareholders. The Fund will deliver, promptly upon request to the telephone number or address listed above, a separate copy of this Notice to a shareholder at a shared address to which a single copy of this Notice was delivered.

BLACKSTONE ALTERNATIVE MULTI-MANAGER FUND

345 Park Avenue, New York, NY 10154

INFORMATION STATEMENT

[date]

NOTICE REGARDING NEW SUB-ADVISERS

Blackstone Alternative Investment Advisors LLC (“BAIA”), the investment adviser to Blackstone Alternative Multi-Manager Fund (the “Fund”), seeks to achieve the Fund’s investment objective by, in part, allocating the Fund’s assets among investment sub-advisers with experience managing alternative investment strategies. This information statement is being provided to the Fund’s shareholders in lieu of a proxy statement, pursuant to the terms of an exemptive order received from the Securities and Exchange Commission (the “SEC”) on April 2, 2013. This exemptive order permits BAIA to enter into and amend materially sub-advisory agreements without seeking the approval of Fund shareholders, so long as certain conditions are satisfied. This Information Statement is to inform you that, at BAIA’s recommendation, the Fund’s Board of Trustees (the “Board”) has recently approved AlphaParity, LLC (“AlphaParity”), Union Point Advisors, LLC (“Union Point”), GS Investment Strategies, LLC (“GSIS”), and EMSO Partners Limited (“EMSO”) as sub-advisers to the Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE FUND AND ITS ADVISORY AGREEMENT

BAIA serves as the investment adviser to the Fund pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated June 3, 2013. BAIA seeks to achieve the Fund’s investment objective by allocating the Fund’s assets among a variety of non-traditional or “alternative” investment strategies, including, in part, by allocating Fund assets among sub-advisers with experience managing alternative investment strategies. BAIA is responsible for selecting the investment strategies, for identifying and retaining sub-advisers with expertise in the selected strategies, and for determining the amount of Fund assets to allocate to each sub-adviser. BAIA may adjust allocations from time to time among strategies or sub-advisers and has discretion to not allocate any assets to one or more sub-advisers at any time. BAIA currently intends to generally consider the following factors as part of its sub-adviser screening process, although the factors considered from time to time or with respect to any one sub-adviser may vary and may include only some or none of the factors listed below or other factors that are not listed below:

•	Attractive long-term risk-adjusted investment performance: BAIA seeks to choose non-traditional sub-advisers that it believes will produce attractive long-term risk-adjusted returns over a full market cycle.
•	Skilled application of non-traditional investment techniques: BAIA believes that attractive risk-adjusted investment returns can sometimes be found outside traditional investment strategies that rely on relative performance against public market equity and fixed income benchmarks. BAIA seeks to choose sub-advisers who use “non-traditional” investment approaches, which often seek to take advantage of market inefficiencies and other factors in order to outperform the underlying markets of their investments.
•	Opportunistic approach to investing: Among the sub-advisers sought out by BAIA may be “opportunistic” sub-advisers who are willing to make substantial investments based on the direction the sub-adviser anticipates a particular market, markets, or individual securities will take. These sub-advisers may make “directional investments” and frequently use leverage to attempt to produce attractive returns.
•	Management stability and committed investment professionals: BAIA believes the ability to generate attractive risk-adjusted returns over a full market cycle, especially when the application of sophisticated non-traditional techniques is involved, is dependent upon the performance of committed investment professionals. No matter how appealing the investment concept, BAIA believes that attractive risk-adjusted returns can only be generated by committed people operating in a stable environment.
•	Ongoing monitoring: Once selected, the performance of each sub-adviser is regularly reviewed, and new sub-advisers are identified and considered on an on-going basis. In addition, the allocation of the Fund’s assets among sub-advisers, approaches, and styles will be regularly monitored and may be adjusted in response to performance results or changing economic conditions.

Each sub-adviser selected by BAIA and approved by the Board enters into a sub-advisory agreement with BAIA, pursuant to which the sub-adviser is delegated responsibility for the Fund’s day-to-day management of Fund assets allocated to it (the “Allocated Portion”). BAIA compensates the sub-advisers out of the management fee it receives from the Fund. Each sub-adviser makes investment decisions for the assets it has been allocated to manage, subject to the overall supervision of BAIA. BAIA oversees the sub-advisers for compliance with the Fund’s investment objective, policies, strategies, and restrictions, and monitors each sub-adviser’s adherence to its investment style.

THE NEW SUB-ADVISORY AGREEMENTS

At a meeting of the Board on February 24-25, 2014, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees”), approved AlphaParity, Union Point, and GSIS as sub-advisers to the Fund and approved a sub-advisory agreement between BAIA and each of the new sub-advisers. The sub-advisory agreements with AlphaParity and Union Point became effective as of March 1, 2014, and the sub-advisory agreement with GSIS became effective as of April 1, 2014.

At a meeting of the Board on March 18, 2014, the Board, including a majority of the Independent Trustees, approved EMSO as a sub-adviser to the Fund and approved the sub-advisory agreement between BAIA and EMSO. The EMSO sub-advisory agreement became effective as of May 15, 2014. Each of the existing sub-advisers continues to manage a portion of the Fund’s portfolio (which may change over time).

Under its sub-advisory agreement, subject to the supervision and oversight of BAIA, each of AlphaParity, Union Point, GSIS, and EMSO will furnish continuously an investment program for the Fund, determining what investments to purchase, hold, sell, or exchange and what portion of the Fund’s assets to hold uninvested, with respect to its Allocated Portion, in compliance with the Fund’s governing documents, registration statement, investment objective, policies, and restrictions, and applicable law and subject to the oversight of the Board. Each sub-adviser is responsible for its expenses incurred in connection with managing its Allocated Portion. Each sub-adviser receives, as compensation for its services, fees from BAIA (not the Fund) each quarter based on an annual percentage of the average daily net assets of its Allocated Portion.

The sub-advisory agreement for each of AlphaParity, GSIS, and Union Point will remain in effect until February 28, 2016, and for EMSO until March 30, 2016, and each sub-advisory agreement will remain in effect from year to year thereafter so long as its continuance is approved at least annually (i) by the Board or the shareholders by the affirmative vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, and (ii) by a majority of the Independent Trustees. Each sub-advisory agreement may by terminated, without penalty, by (x) vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice to BAIA and the sub-adviser; (y) BAIA upon either 30 or 60 days’ written notice to the sub-adviser, by BAIA in the case of a material breach of the sub-advisory agreement by the sub-adviser, or by BAIA if certain personnel of the sub-adviser cease to be employed by the sub-adviser or are accused of securities laws violations or other criminal conduct; or (z) the sub-adviser upon either 30 or 60 days’ written notice to BAIA and the Fund, or by the sub-adviser, in certain of the sub-advisory agreements, in the case of a material breach of the sub-advisory agreement by BAIA or if BAIA is accused of securities laws violations or other criminal conduct. Each sub-advisory agreement will terminate automatically in the event of its assignment or a change of the control of the sub-adviser or the termination of BAIA’s advisory agreement with the Fund.

Each sub-advisory agreement may only be amended in writing. Under the exemptive order referenced above, so long as certain conditions are satisfied, each sub-advisory agreement may be amended materially without shareholder approval. However, the exemptive order requires generally that shareholders of the Fund receive notice within 90 days of the hiring of a new sub-adviser and that the Fund provide shareholders with information that is similar to that which would have been included in a proxy statement to shareholders.

The existing sub-advisers’ sub-advisory agreements and services provided pursuant to such agreements are unchanged as a result of the Board’s approval of the new sub-advisers, except that the amount of each existing sub-advisers’ Allocated Portions may change as a result of the addition of the new sub-advisers.

The form of each sub-advisory agreement is attached within Exhibit A.

INFORMATION ABOUT ALPHAPARITY

AlphaParity was founded in 2012. As of February 1, 2014, AlphaParity had approximately $61 million in assets under management. AlphaParity’s principal offices are located at 450 Park Avenue, Suite 1901, New York, NY 10022.

AlphaParity manages a portion of the Fund’s assets using a quantitative strategy. Quantitative strategies employ quantitative techniques that seek gains from anticipated price movements, including models based on valuation, events, statistics, economic fundamentals, changes in economic environments and changes in investor, third-party expert, trader, and analyst sentiment.

The following table provides information on the principal executive officers and directors of AlphaParity. The business address of each person is c/o AlphaParity, LLC, 450 Park Avenue, Suite 1901, New York, NY 10022.

Name	Title/Responsibilities
Shlomo (Steve) Gross	Chief Investment Officer
Joshua Smith	Member and Head of Investment Research
Edward McGraw	Chief Operating Officer / Chief Compliance Officer

INFORMATION ABOUT UNION POINT

Union Point was founded in 2013. As of February 1, 2014, Union Point had approximately $167 million in assets under management. Union Point’s principal offices are located at 155 Bovet Road, Suite 500, San Mateo, CA 94402.

Union Point manages a portion of the Fund’s assets using a fundamental strategy. Fundamental strategies employ processes designed to identify attractive opportunities in securities of companies that are undervalued/overvalued or expected to experience high/low levels of growth, including bottom-up analysis of a company’s financial statements.

The following table provides information on the principal executive officers and directors of Union Point. The business address of each person is c/o Union Point Advisors, LLC, 155 Bovet Road, Suite 500, San Mateo, CA 94402.

Name	Title/Responsibilities
Chris Aristides	Portfolio Manager
Kenn Tarantino	Director of Research
Sam Farsad	Director of Technology
Bill Bindeman	Chief Financial Officer

INFORMATION ABOUT GSIS

GSIS was founded in 2007. As of December 31, 2013, GSIS had approximately $5.2 billion in assets under management. GSIS’s principal offices are located at 200 West Street, New York, NY 10282.

GSIS manages a portion of the Fund’s assets using a fundamental strategy. Fundamental strategies employ processes designed to identify attractive opportunities in securities of companies that are undervalued/overvalued or expected to experience high/low levels of growth, including bottom-up analysis of a company’s financial statements.

The following table provides information on the principal executive officers and directors of GSIS. The business address of each person is c/o GS Investment Strategies, LLC, 200 West Street, New York, NY 10282.

Name	Title/Responsibilities
Timothy Joseph O’Neill	Co-Head, Investment Management Division (Co-Chief Executive Officer)
Eric Scott Lane	Co-Head, Investment Management Division (Co-Chief Executive Officer)

Ellen Porges	Chief Legal Officer
Judith L. Shandling	Chief Compliance Officer

INFORMATION ABOUT EMSO

EMSO was founded in 2000. As of March 31, 2014, EMSO had approximately $1.8 billion in assets under management. EMSO’s principal offices are located at 21-24 Grosvenor Place, London, SW1X 7HF, United Kingdom.

EMSO manages a portion of the Fund’s assets using a fundamental strategy. Fundamental strategies employ processes designed to identify attractive opportunities in securities of companies that are undervalued/overvalued or expected to experience high/low levels of growth, including bottom-up analysis of a company’s financial statements.

The following table provides information on the principal executive officers and directors of EMSO. The business address of each person is c/o EMSO Partners Limited, 21-24 Grosvenor Place, London, SW1X 7HF, United Kingdom.

Name	Title/Responsibilities
Mark R. Franklin	Chief Investment Officer
Rory McGregor	Chief Operating Officer

BOARD CONSIDERATIONS

At their meetings in February and March 2014, the Board, including all of the Independent Trustees, unanimously approved the new sub-advisory agreements. The Board had discussions with BAIA and reviewed and considered various written materials and oral presentations in connection with the new sub-advisers’ proposed services, including with respect to the nature, extent, and quality of services, profitability and fees and expenses, investment performance, and the code of ethics and compliance program of each new sub-adviser. Additionally, the Board considered the process undertaken during their consideration and initial approval of the investment advisory agreement between BAIA and the Trust, on behalf of the Fund, and the sub-advisory agreements between BAIA and each of the existing sub-advisers. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the sub-advisory agreements with AlphaParity, Union Point, GSIS, and EMSO.

Nature, Extent, and Quality of the Services

AlphaParity

The Board discussed and considered (1) AlphaParity’s personnel, operations, and financial condition; (2) AlphaParity’s strengths, including its experience with respect to the “risk premia” strategy, its use of a systematic approach intended to reduce over-optimization concerns, and its use of sector neutrality intended to reduce tail risk; (3) the percentage of assets that would potentially be allocated to AlphaParity; (4) the potential investment return on the assets that would be managed by AlphaParity and related investment risks; (5) AlphaParity’s experience and performance as a hedge fund manager and the similarities between AlphaParity’s strategy for the Fund and its hedge fund strategy; and (6) the experience and depth of AlphaParity’s portfolio management team and its approach to managing investment risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the AlphaParity sub-advisory agreement.

EMSO

The Board discussed and considered (1) EMSO’s personnel, operations, and financial condition; (2) EMSO’s strengths, including its experience in emerging markets fixed income investing, its risk management capabilities, and its approach to identifying its highest conviction liquid long and short positions; (3) the percentage of assets that potentially would be allocated to EMSO; (4) the potential investment return on the assets that would be managed by EMSO and related investment risks; (5) EMSO’s experience and performance as a hedge fund manager and the extent to which EMSO’s strategy for the Fund would overlap with its hedge fund strategy; and (6) the experience and resources of EMSO’s portfolio management team. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the EMSO sub-advisory agreement.

GSIS

The Board discussed and considered (1) GSIS’s personnel, operations, and financial condition; (2) GSIS’s strengths, including its deep and global investment team, its use of opportunistic trading, hedging, and capital structure analysis, and its use of stock picking as a primary driver of investment return, with contributions from both the long and short side; (3) the percentage of assets that would potentially be allocated to GSIS; (4) the potential investment return on the assets that would be managed by GSIS and related investment risks; (5) GSIS’s experience and performance as a hedge fund manager and the extent to which GSIS’s strategy for the Fund would overlap with its hedge fund strategy; and (6) the experience and depth of GSIS’s portfolio management team and its approach to managing risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the GSIS sub-advisory agreement.

Union Point

The Board discussed and considered (1) Union Point’s personnel, operations, and financial condition; (2) Union Point’s strengths, including its experience and specialization in the technology sector, its knowledge of people, companies, and trends in the technology sector and its use of data analytics to process complex data quickly and customize information to its research needs; (3) the percentage of assets that would potentially be allocated to Union Point; (4) the potential investment return on the assets that would be managed by Union Point and related investment risks; (5) Union Point’s experience and performance as a hedge fund manager and the extent to which Union Point’s strategy for the Fund would overlap with its hedge fund strategy; and (6) the experience and depth of Union Point’s portfolio management team and its approach to managing risk. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided were appropriate and thus supported a decision to approve the Union Point sub-advisory agreement.

Costs of Services and Profitability

The Board discussed each new sub-adviser’s proposed sub-advisory fee for managing the allocated Fund assets. The Board noted that the compensation paid to each new sub-adviser was paid by BAIA, not the Fund, and, accordingly, that the retention of each new sub-adviser did not increase the fees or expenses otherwise incurred by the Fund’s shareholders. It also noted that the terms of the sub-advisory agreement were the result of separate arms’-length negotiations between BAIA and each new sub-adviser. The Board considered information regarding the potential impact that retaining each new sub-adviser as a sub-advisory to the Fund may have on BAIA’s profitability, as well as information about the blended average of all sub-advisory fees that BAIA was expected to pay the sub-advisers based on anticipated allocations of Fund assets amongst the sub-advisers. The Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided.

Economies of Scale

The Board discussed various financial and economic considerations relating to the proposed arrangement with each new sub-adviser, including the potential for economies of scale. The Board noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, as well as the appropriateness of sub-advisory fees payable, with respect to different asset sizes of the portfolio, in the future. The Board also noted that, although not directly related to the sub-advisory fees payable to each new sub-adviser, certain Fund expenses were subject to a cap of 0.45% per annum of the Fund’s net assets, an undertaking by BAIA intended to limit the Fund’s overall expenses at smaller asset levels.

Other Benefits

The Board discussed other potential benefits that each new sub-adviser may receive from the Fund, including soft dollar arrangements, receipt of brokerage and research services, and the opportunity to offer additional products and services to Fund shareholders. The Board noted that each new sub-adviser benefited from its relationship with Blackstone Alternative Asset Management (“BAAM”), and that BAAM had made investments in other investment funds advised by EMSO, GSIS, and Union Point. In the case of EMSO, it was noted that investments in infrastructure that it was making to support its service as a sub-adviser to a registered fund was expected to result in operational benefits for other funds managed by EMSO. The Board concluded that any other ancillary or “fall out” benefits derived by each sub-adviser from its relationship with BAIA, BAAM, or the Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to the Fund and investors therein, and were consistent with industry practice and the best interests of the Fund and its shareholders.

Other Considerations

The Board reviewed and considered certain terms and conditions of each sub-advisory agreement. After discussion, the Board concluded that the terms of each sub-advisory agreement were reasonable and fair. It was noted that the Board would have the opportunity to periodically re-examine the terms of the sub-advisory agreements in the future.

The Board, including all of the Independent Trustees, concluded that the fees payable under each sub-advisory agreement were fair and reasonable with respect to the services that each new sub-adviser would provide to the Fund and in light of the other factors described above that the Board deemed relevant. The Board also considered information that it had received regarding BAIA’s review of each sub-adviser’s compliance program.

The Board based its approval of the sub-advisory agreements on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was also assisted by the advice of independent legal counsel in approving the sub-advisory agreements.

ADDITIONAL INFORMATION ABOUT THE FUND

BAIA is the Fund’s investment adviser. BAIA, a registered investment adviser located at 345 Park Avenue, 28th Floor, New York, NY 10154, is an affiliate of BAAM, a registered investment adviser with approximately $58 billion in assets under management as of May 1, 2014, and an indirect wholly-owned subsidiary of The Blackstone Group, L.P., a publicly traded master limited partnership that has units that trade on the New York Stock Exchange under the symbol “BX”.

Pursuant to an Administration Agreement with the Trust, State Street Bank and Trust Company (“State Street”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund. Pursuant to a Transfer Agency and Service Agreement with the Trust, State Street also serves as transfer agent of the Fund.

Blackstone Advisory Partners L.P., located at 345 Park Avenue, New York, NY 10154, serves as the principal underwriter and exclusive agent for distribution of the Fund’s shares pursuant to a Distribution Agreement.

FINANCIAL INFORMATION

You can obtain a free copy of the annual and semi-annual reports, when available, by writing to the Fund, c/o Blackstone Alternative Multi-Manager Fund, 345 Park Avenue, New York, NY 10154, or by calling 1-212-583-5000.

BENEFICIAL OWNERSHIP OF THE FUND

As of March 31, 2014, National Financial Services, LLC, located at 499 Washington Boulevard, Jersey City, NJ 07310, a subsidiary of Fidelity Investments, owned approximately 100% of the outstanding shares of the Fund on behalf of its clients.

Exhibit A

[to be provided]